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                                    AGREEMENT

         THIS AGREEMENT, made on the 12th day of September, 1997, by and between UM INVESTMENT CORPORATION, a Delaware Corporation ("Seller"), having offices located at 103 Springer Building, 3411 Silverside Road, Wilmington, Delaware 19810, and SL INDUSTRIES, INC., a New Jersey corporation having offices at 520 Fellowship Road, Suite 114-A, Mt. Laurel, New Jersey 08054 ("Buyer").

                              W I T N E S S E T H :

         WHEREAS, Seller is the owner of 375,500 shares (the "Shares") of the issued and outstanding common stock, $.20 par value, of Buyer;

         WHEREAS, Buyer desires to purchase the Shares from Seller and Seller desire to sell the Shares to Buyer, all upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

         1. Buyer hereby purchases from Seller, and Seller hereby sells to Buyer, the Shares at a price of $11.00 per Share or an aggregate price of $4,130,500.00 for all 375,500 Shares (the "Purchase Price") in accordance with the terms and conditions hereof.


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         2.       Contemporaneously with the execution and delivery hereof:

                  (a) Seller has delivered to American Stock Transfer and Trust Company through the "DWAC" Function of the DTC System for the benefit of Buyer all of the Shares against payment of Purchase Price; and (b) Buyer has delivered to Prudential Securities through the "DWAC" Function of the DTC System for credit to the account of Seller the Purchase Price against delivery of the Shares.

         3.       Seller represents, warrants and covenants that:

                  (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (b) Seller has had continuous beneficial ownership of the Shares since their respective dates of acquisition, and the Shares constitute all of the common stock of Buyer beneficially owned by Seller.

                  (c) Seller is the sole owner of the Shares, and has the right and power to assign, transfer and deliver to Buyer pursuant to this Agreement the entire right, title and interest in and to the Shares, free and clear of all security interests, liens, claims and encumbrances.

                  (d) All negotiations on its behalf relative to this Agreement and the transactions contemplated hereby have been

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         carried on without the intervention of any broker, finder or other third person, and that no person or entity has any valid claim against Seller for a brokerage commission or other like payment.

                  (e) (i) Seller has the full power to execute and deliver this Agreement and the powers of assignment as required hereunder, (ii) all action necessary to the validity and performance of this Agreement has been duly taken by Seller, (iii) the execution, delivery and performance of this Agreement by Seller does not and will not violate, conflict with or result in a breach of the Certificate of Incorporation or By-Laws of Seller, violate or conflict with any agreement binding upon Seller or its property, or any order or decree of any court, administrative agency or other governmental authority, and (iv) this Agreement and all powers of assignment delivered hereunder have been duly executed and delivered by and are the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

                  (f) Seller, at no time has been the beneficial owner, directly or indirectly, of 10% or more of the Buyer's outstanding common shares. For purposes of this Agreement,

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         "beneficial owner" shall be defined as set forth in Article
         Thirteenth, Section 4B(c) of Buyer's Certificate of
         Incorporation.

                  (g) None of the Shares were acquired by Seller within the two-year period immediately prior to the date hereof through assignment or succession in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

                  (h) Seller is not and was not at any time within the period commencing August 24, 1997 and ending on the date hereof an "Interested Stockholder" within the meaning of N.J.S.A. Section 14A:10A-3j.


         4.       Buyer represents, warrants and covenants that:

                  (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.

                  (b) All the negotiations on its behalf relative to this Agreement and the transactions compensated hereby have been carried on without the intervention of any broker, finder or other third person, and that no person or entity has any valid claim against Buyer either for a broker's commission or other

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         like payment.

                  (c) (i) Buyer has the full power to execute and deliver this Agreement as required hereunder, (ii) all action necessary to the validity and performance of this Agreement has been duly taken by Buyer
         (iii) the execution, delivery and performance of this Agreement by Buyer does not and will not violate, conflict with or result in the breach of the certificate of incorporation or by-laws of Buyer, violate or conflict with any agreement binding upon Buyer or its property, or any order or decree of any court, administrative agency or other governmental authority, and (iv) this Agreement has been duly executed and delivered by and is valid binding obligations of Buyer, enforceable in accordance with its terms. In making the foregoing representation, Buyer is relying on Seller's representations in Sections 3(f) and (g), above.


         5. Seller hereby acknowledges that it has heretofore received Buyer's annual report on Form 10-K for the year ended July 31, 1996, its quarterly reports on Form 10-Q for the quarters ended May 31, 1997 and February 28, 1997, and its unaudited earnings

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release for the quarter ended July 31, 1997 issued on September 10, 1997.

         6. The laws of the State of New Jersey, without regard to principles of conflicts laws, shall govern the construction of this Agreement and the rights and remedies of the parties hereto.

         7. This Agreement and the documents executed pursuant hereto, constitute the entire agreement between the parties, pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral, of the parties, and there are no agreements, understandings, warranties or representations among the parties in connection with the subject matter hereof, except as specifically set forth herein. No supplements, modifications or waivers of this Agreement shall be binding unless executed in writing by the parties to be bound hereby and this Agreement may be amended only by a written signed on behalf of each of the parties hereto. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement, including without limitation, information required

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to comply with Buyer's disclosure obligations under Item 404(a) of Regulation
S-K. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         IN WITNESS WHEREOF, Buyer and Seller have hereunto set their hands and seals in New Jersey, respectively, as of the day and year first above written.

ATTEST:                                            UM INVESTMENT CORPORATION


 /s/ Arthur W. Hicks, Jr.                          By: /s/ John Aglialoro
 ----------------------------                          ------------------------
                                                       John Aglialoro, Chairman


ATTEST:                                            SL INDUSTRIES, INC.


 /s/ David Nuzzo                                   By: /s/ Owen Farren
-----------------------------                          ------------------------
                                                       Owen Farren, President
                                                            and Chief Executive
                                                              Officer





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